Exhibit 4.3

Description of Securities Registered Under Section 12 of the Securities Exchange Act of 1934

The following is a summary of the rights of the common units of fractional undivided beneficial interest (the “Shares”) of Franklin Responsibly Sourced Gold ETF (the “Fund”) series of the Franklin Templeton Holdings Trust (the “Trust”), which is the only class of securities of the Trust that is registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”). The description is intended as a summary, and is qualified in its entirety by reference the Agreement and Declaration of Trust, executed as of May 10, 2022 between the CSC Delaware Trust Company, a subsidiary of Corporation Service Company (the “Trustee”), and Franklin Holdings, LLC (the “Sponsor”), as may be amended from time to time (the “Declaration of Trust”), a copy of which has been filed as an exhibit to the Trust’s Registration Statement on Form S-1. Terms used but not defined herein have the meaning set forth in the Trust’s Annual Report on Form 10‑K for the year ended March 31, 2026, of which this exhibit is a part.

General
The Trust operates pursuant to the Declaration of Trust. The Fund is authorized to create and issue an unlimited number of Shares. Shares will be issued only in blocks aggregated as Creation Units (a Creation Unit equals a block of 50,000 Shares). The Shares represent units of fractional undivided beneficial interest in and ownership of the Fund and have no par value. The Shares are quoted on the NYSE Arca, Inc. under the ticker symbol “FGDL.”

Description of Limited Rights
The Shares do not represent a traditional investment in stock of a listed operating company and should not be viewed as similar to “shares” of a corporation operating a business enterprise with management and a board of directors. A Shareholder will not have the statutory rights normally associated with the ownership of shares of a corporation. All Shares are of the same class with equal rights and privileges. Each Share is transferable, is fully paid and non‑assessable. Except in limited circumstances, Shareholders will have no voting rights under the Declaration of Trust.

Voting and Approvals
Under the Declaration of Trust, Shareholders generally have no voting rights except in limited circumstances. The Fund will not have regular Shareholder meetings. Shareholders take no part in the management or control of the Fund. Accordingly, Shareholders do not have the right to authorize actions, appoint service providers or take other actions as may be taken by shareholders of other trusts or companies where shares carry such rights. Each Share entitles the holder to vote on the limited matters upon which Shareholders may vote as specified in the Declaration of Trust. The Shares do not entitle their holders to any conversion or pre-emptive rights or any redemption rights.

The Shareholders’ limited voting rights give almost all control under the Declaration of Trust to the Sponsor and the Trustee. The Sponsor generally has the right to amend the Declaration of Trust as it applies to the Trust and the Fund and Shareholders will have the right to vote only if expressly required under Delaware or federal law or rules or regulations of the Exchange, or if submitted to the Shareholders by the Sponsor in its sole discretion. The Sponsor may take actions in the operation of the Trust and the Fund that may be adverse to the interests of Shareholders and may adversely affect the value of the Shares.

Creation and Redemption of Shares
The Fund expects to create and redeem Shares aggregated in Creation Units in transactions with Authorized Participants on a continuous basis. A Creation Unit equals 50,000 Shares. The creation and redemption of Creation Units require the delivery to the Fund or the distribution by the Fund of the amount of gold bullion represented by the Creation Units being created or redeemed. The dollar amount of a Creation Unit is a function of the net asset value of the number of Shares included in the Creation Unit. The initial amount of gold bullion required for deposit with the Fund to create Shares was 669.488 ounces per Creation Unit. The number of ounces of gold bullion required to create a Creation Unit or to be delivered upon the redemption of a Creation Unit gradually decreases over time, due to the accrual of the Fund’s expenses and the sale of the Fund’s gold bullion to pay the Fund’s expenses. Authorized Participants will pay a transaction fee for each order to create or redeem Creation Units. Authorized Participants may sell the Shares included in the Creation Units they create to other investors.

The Securities Depository; Book-Entry-Only System; Global Security

Individual certificates will not be issued for the Shares. Instead, one or more global certificates will be signed by the Administrator and the Sponsor on behalf of the Fund, registered in the name of Cede & Co., as nominee for DTC, and deposited with the Administrator on behalf of DTC. The global certificates will evidence all of the Shares outstanding at any time. The representations, undertakings and agreements made on the part of the Fund in the global certificates are made and intended for the purpose of binding only the Fund and not the Administrator or the Sponsor individually.

Upon the settlement date of any creation, transfer or redemption of Shares, DTC will credit or debit, on its book-entry registration and transfer system, the amount of the Shares so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The Administrator and the Authorized Participants will designate the accounts to be credited and charged in the case of creation or redemption of Shares.

Beneficial ownership of the Shares will be limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Owners of beneficial interests in the Shares will be shown on, and the transfer of ownership will be effected only through, records maintained by DTC (with respect to DTC Participants), the records of DTC Participants (with respect to Indirect Participants), and the records of Indirect Participants (with respect to Shareholders that are not DTC Participants or Indirect Participants). Shareholders are expected to receive from or through the DTC Participant maintaining the account through which the Shareholder has purchased their Shares a written confirmation relating to such purchase.

Shareholders that are not DTC Participants may transfer the Shares through DTC by instructing the DTC Participant or Indirect Participant through which the Shareholders hold their Shares to transfer the Shares. Shareholders that are DTC Participants may transfer the Shares by instructing DTC in accordance with the rules of DTC. Transfers will be made in accordance with standard securities industry practice.

Share Splits

If the Sponsor believes that the per Share price in the secondary market for Shares has fallen outside a desirable trading price range, the Sponsor may cause the Fund to declare a split or reverse split in the number of Shares outstanding and to make a corresponding change in the number of Shares constituting a Creation Unit.